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 1  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)
                                                         Execution Copy


















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                      AMENDED AND RESTATED ROEDERSTEIN

                    DM 104,315,990.20 TERM LOAN AGREEMENT

                          DATED AS OF JULY 18, 1994

                           COMERICA BANK, AS AGENT

              NATIONSBANK OF NORTH CAROLINA, N.A., AS CO-Agent
               BERLINER HANDELS-UND FRANKFURTER BANK KGAA and
                   SIGNET BANK/MARYLAND, as Lead Managers

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 2  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                             TABLE OF CONTENTS
                             -----------------
                                                                   Page
                                                                   ----
      1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .  1

                1.1    "Advance(s)". . . . . . . . . . . . . . . . .  1
                1.2    "Agent" . . . . . . . . . . . . . . . . . . .  1
                1.3    "Agent's Correspondent" . . . . . . . . . . .  1
                1.4    "Agent's Fees". . . . . . . . . . . . . . . .  2
                1.5    "Alternate Base Rate" . . . . . . . . . . . .  2
                1.6    "Applicable Interest Rate". . . . . . . . . .  2
                1.7    "Applicable Margin" . . . . . . . . . . . . .  2
                1.8    "Banks" . . . . . . . . . . . . . . . . . . .  2
                1.9    "Bridge Loan" . . . . . . . . . . . . . . . .  2
                1.10   "Business Day". . . . . . . . . . . . . . . .  2
                1.11   "Commitment Letter" . . . . . . . . . . . . .  2
                1.12   "Company" . . . . . . . . . . . . . . . . . .  3
                1.13   "Conversion" or "converted" . . . . . . . . .  3
                1.14   "Deutsche Mark Equivalent". . . . . . . . . .  3
                1.15   "Deutsche Mark-based Advance" . . . . . . . .  3
                1.16   "Deutsche Mark-based Rate". . . . . . . . . .  3
                1.17   "Deutsche Mark-Interest Period" . . . . . . .  3
                1.18   "Deutsche Mark Principal Limit" . . . . . . .  4
                1.19   "DM Loan Agreement" . . . . . . . . . . . . .  4
                1.20   "Dollar Amount" . . . . . . . . . . . . . . .  4
                1.21   "Dollars" and the sign "$". . . . . . . . . .  4
                1.22   "Eurocurrency Lending Office" . . . . . . . .  4
                1.23   "Event of Default". . . . . . . . . . . . . .  4
                1.24   "hereof", "hereto", "hereunder" . . . . . . .  4
                1.25   "Indebtedness". . . . . . . . . . . . . . . .  4
                1.26   "Interest Period" . . . . . . . . . . . . . .  5
                1.27   "Loan Documents". . . . . . . . . . . . . . .  5
                1.28   "Majority Banks". . . . . . . . . . . . . . .  5
                1.29   "Moody's Rating". . . . . . . . . . . . . . .  5
                1.30   "New Banks" . . . . . . . . . . . . . . . . .  6
                1.31   "Non-Amortizing Term Loan". . . . . . . . . .  6
                1.32   "Percentage". . . . . . . . . . . . . . . . .  6
                1.33   "Permitted Borrowers" and "Permitted
                         Borrowers Guaranty" . . . . . . . . . . . .  6
                1.34   "Permitted Encumbrances". . . . . . . . . . .  6
                1.35   "Person". . . . . . . . . . . . . . . . . . .  7
                1.36   "Prime Rate". . . . . . . . . . . . . . . . .  7
                1.37   "Prime-based Advance" . . . . . . . . . . . .  7
                1.38   "Prime-based Rate". . . . . . . . . . . . . .  7
                1.39   "Prior Banks" . . . . . . . . . . . . . . . .  8
                1.40   "Prior Roederstein Loan Agreement". . . . . .  8
                1.41   "Rating Level". . . . . . . . . . . . . . . .  8
                1.42   "Rating Level 1". . . . . . . . . . . . . . .  8
                1.43   "Rating Level 2". . . . . . . . . . . . . . .  8
                1.44   "Rating Level 3". . . . . . . . . . . . . . .  8

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 3  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                             TABLE OF CONTENTS
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                                                                   Page
                                                                   ----
                1.45   "Rating Level 4". . . . . . . . . . . . . . .  8
                1.46   "Roederstein" . . . . . . . . . . . . . . . .  8
                1.47   "Roederstein Acquisition" . . . . . . . . . .  8
                1.48   "S & P Rating". . . . . . . . . . . . . . . .  8
                1.49   "Shares", "share capital", "capital stock",
                         "stock" . . . . . . . . . . . . . . . . . .  8
                1.50   "Target Company". . . . . . . . . . . . . . .  8
                1.51   "Target Company Acquisition". . . . . . . . .  8
                1.52   "Target Company Loan Agreement" . . . . . . .  9
                1.53   "Target Company Loan Documents" . . . . . . .  9
                1.54   "Term Loan" . . . . . . . . . . . . . . . . .  9
                1.55   "Term Loan Maturity Date" . . . . . . . . . .  9
                1.56   "Term Loan Rate Request". . . . . . . . . . .  9
                1.57   "Term Notes". . . . . . . . . . . . . . . . .  9
                1.58   "Vishay". . . . . . . . . . . . . . . . . . .  9
                1.59   "Vishay Loan Agreement" . . . . . . . . . . .  9

      2.   THE INDEBTEDNESS: TERM LOAN . . . . . . . . . . . . . . .  9

                2.1    Commitment. . . . . . . . . . . . . . . . . .  9
                2.2    Scheduled Repayment of Term Loan. . . . . . . 10
                2.3    Excess Cash Flow Recapture. . . . . . . . . . 10
                2.4    Accrual of Interest; Interest Payments. . . . 11
                2.5    Prime-based Rate Applicability and Interest
                         Payments. . . . . . . . . . . . . . . . . . 11
                2.6    Interest Calculation. . . . . . . . . . . . . 12
                2.7    Interest on Default . . . . . . . . . . . . . 12
                2.8    Prepayment. . . . . . . . . . . . . . . . . . 12
                2.10   Term Loan as Renewal. . . . . . . . . . . . . 13

      3.   SELECTION OF INTEREST RATES AND PERIODS; CONVERSION AND
           RECONVERSION OF TERM LOAN . . . . . . . . . . . . . . . . 13

                3.1    Term Loan Rate Requests, Refundings and
                         Conversions . . . . . . . . . . . . . . . . 13
                3.2    Interest Period Selection . . . . . . . . . . 14
                3.3    Limited Availability. . . . . . . . . . . . . 15
                3.4    Unavailability. . . . . . . . . . . . . . . . 15
                3.5    Reconversion to Deutsche Mark-based Rate on
                         Re-availability . . . . . . . . . . . . . . 15
                3.6    Repayment on Reconversion . . . . . . . . . . 16
                3.7    Interest Payments on Conversions and
                         Reconversions . . . . . . . . . . . . . . . 16

      4.   CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS; MARGIN
           ADJUSTMENTS; SPECIAL LIMITATION . . . . . . . . . . . . . 16

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 4  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                             TABLE OF CONTENTS
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                4.1    Reimbursement of Prepayment Costs . . . . . . 16
                4.2    Agent's Eurocurrency Lending Office . . . . . 16
                4.3    Circumstances Affecting Deutsche Mark-based
                         Rate Availability . . . . . . . . . . . . . 17
                4.4    Laws Affecting Deutsche Mark-based Advance
                         Availability. . . . . . . . . . . . . . . . 17
                4.5    Increased Cost of Deutsche Mark-based
                         Advances. . . . . . . . . . . . . . . . . . 18
                4.6    Indemnity . . . . . . . . . . . . . . . . . . 19
                4.7    Judgment Currency . . . . . . . . . . . . . . 19
                4.8    Margin Adjustments. . . . . . . . . . . . . . 19
                4.9    HLT Determination . . . . . . . . . . . . . . 20
                4.10   Special Limitation. . . . . . . . . . . . . . 21

      5.   PAYMENTS, RECOVERIES AND COLLECTIONS. . . . . . . . . . . 22

                5.1    Payment Procedure . . . . . . . . . . . . . . 22
                5.2    Application of Proceeds of Collateral . . . . 24
                5.3    Pro rata Recovery . . . . . . . . . . . . . . 24
                5.4    Deposits and Accounts . . . . . . . . . . . . 24

      6.   CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . 24

                6.1    Vishay Loan Agreement . . . . . . . . . . . . 24
                6.2    Vishay's Certificate. . . . . . . . . . . . . 25
                6.3    Payment of Agent's and Other Fees . . . . . . 25
                6.4    Other Documents and Instruments . . . . . . . 25

      7.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . 25

      8.   AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . 25

                8.1    Vishay Loan Agreement . . . . . . . . . . . . 25
                8.2    Incorporation of Vishay Loan Agreement. . . . 25

      9.   NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . 26

      10.  DEFAULTS. . . . . . . . . . . . . . . . . . . . . . . . . 26

                10.1   Events of Default . . . . . . . . . . . . . . 26
                10.2   Exercise of Remedies. . . . . . . . . . . . . 28
                10.3   Rights Cumulative . . . . . . . . . . . . . . 28
                10.4   Waiver by Vishay and Company of Certain
                         Laws. . . . . . . . . . . . . . . . . . . . 28
                10.5   Waiver of Defaults. . . . . . . . . . . . . . 28
                10.6   Cross-Default . . . . . . . . . . . . . . . . 29

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 5  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                             TABLE OF CONTENTS
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      11.  AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . 29

                11.1   Appointment of Agent. . . . . . . . . . . . . 29
                11.2   Deposit Account with Agent. . . . . . . . . . 29
                11.3   Exculpatory Provisions. . . . . . . . . . . . 30
                11.4   Successor Agents. . . . . . . . . . . . . . . 30
                11.5   Loans by Agent. . . . . . . . . . . . . . . . 30
                11.6   Credit Decisions. . . . . . . . . . . . . . . 31
                11.7   Notices by Agent. . . . . . . . . . . . . . . 31
                11.8   Agent's Fees. . . . . . . . . . . . . . . . . 31
                11.9   Nature of Agency. . . . . . . . . . . . . . . 31
                11.10  Actions; Confirmation of Agent's Authority
                         to Act in Event of Default. . . . . . . . . 31
                11.11  Authority of Agent to Enforce Term Notes and
                         This Agreement. . . . . . . . . . . . . . . 32
                11.12  Indemnification . . . . . . . . . . . . . . . 32
                11.13  Knowledge of Default. . . . . . . . . . . . . 32
                11.14  Agent's Authorization; Action by Banks. . . . 33
                11.15  Enforcement Actions by the Agent. . . . . . . 33
                11.16  Co-Agents and Lead Managers . . . . . . . . . 34

      12.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 34

                12.1   Accounting Principles . . . . . . . . . . . . 34
                12.2   Consent to Jurisdiction . . . . . . . . . . . 34
                12.3   Law of Michigan . . . . . . . . . . . . . . . 34
                12.4   Interest. . . . . . . . . . . . . . . . . . . 35
                12.5   Closing Costs; Other Costs and Expenses . . . 35
                12.6   Notices . . . . . . . . . . . . . . . . . . . 36
                12.7   Further Action. . . . . . . . . . . . . . . . 36
                12.8   Successors and Assigns. . . . . . . . . . . . 36
                12.9   Indulgence. . . . . . . . . . . . . . . . . . 36
                12.10  Counterparts. . . . . . . . . . . . . . . . . 36
                12.11  Amendment and Waiver. . . . . . . . . . . . . 36
                12.12  Taxes and Fees. . . . . . . . . . . . . . . . 37
                12.13  Confidentiality . . . . . . . . . . . . . . . 37
                12.14  Withholding Taxes . . . . . . . . . . . . . . 38
                12.15  Effective Upon Execution. . . . . . . . . . . 38
                12.16  Severability. . . . . . . . . . . . . . . . . 39
                12.17  Table of Contents and Headings. . . . . . . . 39
                12.18  Construction of Certain Provisions. . . . . . 39
                12.19  Independence of Covenants . . . . . . . . . . 39
                12.20  Reliance on and Survival of Various
                         Provisions. . . . . . . . . . . . . . . . . 39
                12.21  Complete Agreement. . . . . . . . . . . . . . 39

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 6  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                             TABLE OF CONTENTS
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                                                                   Page
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EXHIBITS

           Form of Term Note-Company...........................   A

           Form of Term Loan Rate Request......................   B

           Percentages.........................................   C

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 7  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                              LOAN AGREEMENT



           THIS LOAN AGREEMENT ("Agreement") is made as of the 18th day of July, 1994, among Comerica Bank, successor by merger to Manufacturers Bank, N.A., formerly known as Manufacturers National
Bank of Detroit, NationsBank of North Carolina, N.A., formerly known as NCNB National Bank of North Carolina, Berliner Handels-und Frankfurter Bank KGaA, Signet Bank/Maryland, formerly known as
Union Trust Company of Maryland, CoreStates Bank, N.A., formerly known as and continuing to do business under the name of The Philadelphia National Bank, Bank Hapoalim, B.M., ABN AMRO Bank N.V.
New York Branch, Credit Lyonnais New York Branch, Meridian Bank,
Bank Leumi le-Israel, B.M. and Credit Suisse (individually, "Bank", and collectively "Banks") Comerica Bank, as agent for the Banks (in such capacity, "Agent") and Vishay Beteiligungs GmbH, a German corporation ("Company").

           RECITALS:

           A. Company has requested that the Banks renew credit in the form of a Term Loan (as defined below) in the aggregate amount of up to One Hundred Four Million Three Hundred Fifteen Thousand
Nine Hundred Ninety and 20/100 Deutsche Marks (DM 104,315,990.20), subject to the funding of a portion thereof in Dollars, all on the terms set forth herein.

           B. Pursuant to the Commitment Letter (as defined below), the Banks are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth herein.

           NOW THEREFORE, COMPANY, AGENT AND THE BANKS AGREE:

           1.     DEFINITIONS

           For the purposes of this Agreement the following terms will have the following meanings:

           1.1 "Advance(s)" shall mean the borrowings requested by Company and made by Banks under Section 2.1 of this Agreement, including any refundings or conversions of such borrowing under
Section 3 hereof.

           1.2 "Agent" shall mean Comerica Bank, a Michigan banking corporation, successor by merger to Manufacturers Bank, N.A., formerly known as Manufacturers National Bank of Detroit, or any successor appointed in accordance with Section 11.4 hereof.

           1.3 "Agent's Correspondent" shall mean, for Advances in Deutsche Marks, Chemical Bank Frankfurt, Germany, or such other bank or banks as Agent may from time to time designate by written notice to Company, Vishay and the Banks.

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 8  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

           1.4 "Agent's Fees" shall mean those fees and expenses required to be paid by Vishay and Company to Agent under Section
11.8 hereof.

           1.5 "Alternate Base Rate" shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one-half percent (1/2%).

           1.6    "Applicable Interest Rate" shall mean:

                  (a) for all periods during which the Term Loan is denominated in DM, the Deutsche Mark-based Rate; and

                  (b) for all periods during which the Term Loan has been converted to Dollars hereunder (but only so long as such Indebtedness is so denominated according to the terms hereof), the Prime-based Rate.

           1.7 "Applicable Margin" shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing
Matrix attached to this Agreement as Schedule 1.7.

           1.8 "Banks" shall mean Comerica Bank, successor by merger to Manufacturers Bank, N.A., formerly known as Manufacturers
National Bank of Detroit ("Comerica"), NationsBank of North
Carolina, N.A., formerly known as NCNB National Bank of North
Carolina ("NationsBank"), Berliner Handels-und Frankfurter Bank
KGaA ("BHF"), Signet Bank/Maryland, formerly known as Union Trust Company of Maryland ("Signet"), Bank Hapoalim, B.M., CoreStates
Bank, N.A., formerly known as and continuing to do business under the name of Philadelphia National Bank, ABN AMRO Bank N.V. New York Branch, Credit Lyonnais New York Branch ("Credit Lyonnais"),
Meridian Bank, Bank Leumi le-Israel, B.M. and Credit Suisse, and any assignee which becomes a Bank pursuant to Section 13.8 hereof.

           1.9 "Bridge Loan" shall mean the bridge loan in an aggregate amount not to exceed One Hundred Million Dollars
($100,000,000) to be advanced by the Banks to Vishay pursuant to the Target Company Loan Agreement.

           1.10 "Business Day" shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London, New York and Frankfurt am Main (except with respect to any Prime-based
Advances), and if funds are to be paid or made available other than in Dollars, on such day in the place where such funds are to be paid or made available.

           1.11 "Commitment Letter" shall mean that certain commitment letter dated June 28, 1994 and issued to Vishay by the Agent, for itself and for and on behalf of the Banks, with respect to the

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 9  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

credit to be amended, renewed, increased and/or extended under the terms and conditions of this Agreement, the DM Loan Agreement, the Vishay Loan Agreement and the Target Company Loan Agreement.

           1.12 "Company" shall mean Vishay Beteiligungs Gmbh, a German corporation, formerly known as Draloric Electronic GmbH.

           1.13 "Conversion" or "converted", as used herein, shall refer, to any and all conversions or reconversions of the Indebtedness hereunder.

           1.14 "Deutsche Mark Equivalent" shall mean the amount of Deutsche Marks which could be purchased with the then outstanding principal amount of Dollars at the most favorable spot exchange rate determined by the Agent to be available to it for the sale of Deutsche Marks for Dollars at approximately 11:00 a.m. (Detroit time) two (2) Business Days prior to any conversion or reconversion of the Indebtedness from Dollars to Deutsche Marks hereunder.

           1.15 "Deutsche Mark-based Advance" shall mean an Advance which bears interest at the Deutsche Mark-based Rate.

           1.16 "Deutsche Mark-based Rate" shall mean a per annum interest rate which is the Applicable Margin (subject, if applicable, to adjustment under Section 4.8), above (or below) the quotient of:

                  (a) the per annum interest rate at which Agent's Eurocurrency Lending Office offers deposits in Deutsche Marks to United States regional prime banks in the eurocurrency market in amounts comparable to the Indebtedness then outstanding and for a period equal to the relevant Deutsche Mark-Interest Period at approximately 11:00 A.M. Detroit time two (2) Business Days prior to the first day of such Deutsche Mark-Interest Period; divided by

                  (b) a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

           1.17 "Deutsche Mark-Interest Period" shall mean an Interest Period of one, two, three or six months (or any lesser or greater

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 10  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

number of days agreed to in advance by Company, Agent and the Banks), to the extent available hereunder, as selected by Company for a Deutsche Mark-based Advance in accordance with and subject to Sections 3.1 and 3.2 hereof.

           1.18 "Deutsche Mark Principal Limit" shall mean One Hundred Four Million Three Hundred Fifteen Thousand Nine Hundred Ninety and 20/100 Deutsche Marks (DM 104,315,990.20) minus the sum of (a) the amount of any payments or prepayments of principal made on the Term Notes on or prior to the date of any determination thereof, and (b) the amount of any principal repayments on the Term Notes scheduled to be paid under Section 2.2 hereof or required to be paid under
Section 2.3 hereof, on or prior to the date of any determination thereof.

           1.19 "DM Loan Agreement" shall mean that certain Amended and Restated Draloric/VBG GmbH DM 40,000,000 Revolving Credit and DM
9,506,000 Term Loan Agreement among Company, Agent and the Banks dated as of the date hereof, as amended from time to time.

           1.20 "Dollar Amount" shall mean (a) with respect to the Indebtedness, if any, being carried in Dollars from time to time hereunder (and to the extent thereof), the principal amount thereof, and (b) with respect to the Indebtedness being carried in Deutsche Marks from time to time hereunder (and to the extent thereof), the amount of Dollars which is equivalent to the principal amount of such Indebtedness at the most favorable spot exchange rate determined by the Agent to be available to it for the sale of Dollars for Deutsche Marks at the relevant time, as such Dollar Amount may be adjusted hereunder.

           1.21 "Dollars" and the sign "$" shall mean lawful money of the United States of America.

           1.22 "Eurocurrency Lending Office" shall mean, as to Agent and each of the Banks, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurocurrency Lending Office), or at such other office, branch or affiliate of Agent or such Bank as it may hereafter designate as its Eurocurrency Lending Office by notice to Company and Agent.

           1.23 "Event of Default" shall mean any of the Events of Default specified in Section 10.1 and 10.6 hereof.

           1.24 "hereof", "hereto", "hereunder" and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

           1.25 "Indebtedness" shall mean all indebtedness and liabilities, whether direct or indirect, absolute or contingent, owing by Company or Vishay to the Banks or to the Agent, in any

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 11  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

manner and at any time, under this Agreement or the Loan Documents, whether evidenced by the Term Notes, the Permitted Borrowers Guaranty, or otherwise (including without limitation any and all Indebtedness as defined in the Vishay Loan Agreement), due or hereafter to become due, now owing or that may hereafter be incurred by the Company or Vishay to, or acquired by, the Banks or by Agent, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all consolidations, amendments, renewals or extensions of any of the foregoing.

           1.26 "Interest Period" shall mean a Deutsche Mark-Interest Period selected by Company in accordance with and subject to Sections 3.1 and 3.2 hereof, provided that

                  (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if the next succeeding Business Day falls in another calendar month, the Interest Period shall end on the next preceding Business Day, and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and

                  (b) no Interest Period shall extend beyond the maturity date set forth in the Term Notes to which such Interest Period is to apply.

           1.27 "Loan Documents" shall mean, collectively, the Term Notes, this Agreement, the Vishay Loan Agreement (with respect to the Company's obligations thereunder), the DM Loan Agreement, the Permitted Borrowers Guaranty and any other documents, instruments or agreements executed pursuant to or in connection with any such document or this Agreement, the Vishay Loan Agreement or the DM
Loan Agreement.

           1.28 "Majority Banks" shall mean at any time the Banks holding 66 2/3% of the aggregate principal amount of the Indebtedness then outstanding under this Agreement and the other Loan Documents (excluding any Bid Notes issued under the DM Loan Agreement or the Vishay Loan Agreement except upon the occurrence and during the continuance of an Event of Default) or, if no Indebtedness is then outstanding, the Banks holding 66 2/3% of the Percentages.

           1.29 "Moody's Rating" shall mean the rating by Moody's Investors Services, Inc. (or any successor thereto) of Company's long-term, senior unsecured debt.

       12  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

           1.30   "New Banks" shall mean Credit Lyonnais and Credit
Suisse.

           1.31 "Non-Amortizing Term Loan" shall mean that certain non-amortizing term loan in an aggregate amount not to exceed One
Hundred Million Dollars ($100,000,000) to be advanced by the Banks to the Company pursuant to the Target Company Loan Agreement.

           1.32 "Percentage" shall mean, with respect to any Bank, its percentage share, as set forth on Exhibit "C" hereto, of the Term
Loan, as such Exhibit may be revised from time to time by Agent in accordance with Section 13.8(d) of the Vishay Loan Agreement.

           1.33   "Permitted Borrowers" and "Permitted Borrowers
Guaranty" shall have the meanings set forth in the Vishay Loan
Agreement.

           1.34 "Permitted Encumbrances" shall mean, with respect to any Person:

                  (a) the liens and encumbrances granted under or established by this Agreement or the Loan Documents;

                  (b) liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that such provision for the payment of all such taxes known to such Person has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

                  (c) mechanics', materialmen's, banker's, carriers', warehousemen's and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

                  (d) liens arising in connection with worker's compensation, unemployment insurance, old age pensions (subject to the remaining provisions hereof) and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the

       13  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

           payment of such liens has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

                  (e)(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States or any foreign government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

                  (f) any minor imperfections of title, including but not limited to easements, covenants, rights-of-way or other similar restrictions, which, either individually or in the aggregate do not materially adversely affect the present or future use of the property to which they relate, which would have a material adverse effect on the sale or lease of such property, or which would render title thereto unmarketable; and

                  (g) those liens and encumbrances of Company and its Subsidiaries identified in Schedule 1.34 of the DM Loan Agreement.

           1.35 "Person" shall mean an individual, corporation, partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

           1.36 "Prime Rate" shall mean the per annum interest rate established by Agent as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Agent at any such time.

           1.37 "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

           1.38 "Prime-based Rate" shall mean that rate of interest which is the greater of (a) the Prime Rate or (b) the Alternate
Base Rate, plus the Applicable Margin, subject to adjustment in each case, if applicable, under Section 4.8 hereof.

       14  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

           1.39   "Prior Banks" shall mean the Banks other than the New
Banks.

           1.40 "Prior Roederstein Loan Agreement" shall mean that certain Roederstein 104,315,990.20 Term Loan Agreement dated as of January 29, 1994 among Company, Vishay, the Prior Banks and Agent, as amended.

           1.41 "Rating Level" shall mean Rating Level 1, 2, 3 or 4 as then in effect hereunder.

           1.42 "Rating Level 1" shall mean an S & P rating of BBB+ (or higher) and a Moody's rating of Baa1 (or higher quality).

           1.43 "Rating Level 2" shall mean an S & P rating of BBB (or higher) and a Moody's rating of Baa2 (or higher quality).

           1.44 "Rating Level 3" shall mean an S & P rating of BBB- (or higher) and a Moody's rating of Baa3 (or higher quality).

           1.45 "Rating Level 4" shall mean the rating level (if any) which exists whenever the Company does not qualify for Rating Level
1, Rating Level 2 or Rating Level 3.

           1.46 "Roederstein" shall mean Roederstein Spezialfabriken fur Bauelemente der Elektronik und Kondensatoren der
Starkstromtechnik GmbH.

           1.47 "Roederstein Acquisition" shall mean the acquisition by Company, and/or by Vishay (subject to the terms hereof), of the entire remaining share capital of Roederstein or of substantially all of the domestic and foreign assets of Roederstein (including foreign subsidiaries).

           1.48 "S & P Rating" shall mean the rating by Standard & Poor's Corporation (or any successor thereto) of Company's long-term, senior unsecured debt.

           1.49 "Shares", "share capital", "capital stock", "stock" and words of similar import shall mean and refer to the equity capital interest under applicable law of any Person in a corporation, howsoever such interest is created or arises, whether such capital consists of common, preferred or preference shares or other stock, and whether such capital is evidenced by a certificate, share register entry or otherwise.

           1.50 "Target Company" shall mean Vitramon, Incorporated, a Delaware corporation.

           1.51 "Target Company Acquisition" shall mean the acquisition by the Company, subject to the terms hereof, of all of the issued

       15  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

and outstanding shares of stock of the Target Company for the price and on the terms set forth in the Purchase and Sale Agreement.

           1.52 "Target Company Loan Agreement" shall mean that certain $200,000,000 Target Company Loan Agreement dated as of the date hereof among Vishay, the Banks and Agent, as amended from time to time.

           1.53 "Target Company Loan Documents" shall mean the Target Company Loan Agreement, and all notes and other loan documents executed by Vishay or any of its Subsidiaries pursuant to or in connection with the Target Company Loan Agreement, as such documents may be amended from time to time.

           1.54 "Term Loan" shall mean the term loan in the amount of One Hundred Four Million Three Hundred Fifteen Thousand Nine
Hundred Ninety and 20/100 Deutsche Marks (DM 104,315,990.20) to be advanced by the Banks to Company pursuant to Section 2.1 hereof.

           1.55   "Term Loan Maturity Date" shall mean December 31, 1997.

           1.56 "Term Loan Rate Request" shall mean a rate selection request issued by Company pursuant to Section 3.1 hereof in the form attached as Exhibit "B".

           1.57   "Term Notes" shall mean the term notes described in
Section 2.1 hereof, and made by Company to each of the Banks in the form attached hereto as Exhibit "A".

           1.58 "Vishay" shall mean Vishay Intertechnology, Inc., a Delaware corporation.

           1.59 "Vishay Loan Agreement" shall mean that certain Amended and Restated Vishay Intertechnology, Inc. $302,500,000 Revolving
Credit and Term Loan Agreement dated as of the date hereof among Vishay, Agent and the Banks, as amended from time to time.

           Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Vishay Loan
Agreement.

           2.     THE INDEBTEDNESS: TERM LOAN

           2.1 Commitment. Subject to the terms and conditions of this Agreement, each Bank, severally and for itself alone, agrees to loan to Company, and Company agrees to borrow from each Bank, in a single advance of Deutsche Marks, concurrently with the execution and delivery of this Agreement, an amount equal to each Bank's respective Percentage of One Hundred Four Million Three Hundred
Fifteen Thousand Nine Hundred Ninety and 20/100 Deutsche Marks (DM 104,315,990.20).

       16  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

Concurrently with the execution and delivery of this Agreement, Company agrees to issue a separate Term Note to each Bank, in the form attached hereto as Exhibit A, with appropriate insertions (acceptable to Banks in form and substance) and in the face amount of each Bank's respective Percentage of the Term Loan hereunder.

           2.2 Scheduled Repayment of Term Loan. The principal indebtedness represented by the Term Loan shall be repaid in Deutsche Marks (unless the Term Loan has been converted to Dollars pursuant to Section 3.4 hereof, in which event said Indebtedness shall be paid in Dollars). Scheduled principal payments shall be required under the Term Loan, irrespective of and in addition to any principal payments based on Excess Cash Flow, or any optional prepayments, on the following dates and in the following amounts:

                  (a)     on or before December 31, 1994, DM 18,700,000;

                  (b)     on or before December 31, 1995, DM 34,100,000;

                  (c)     on or before December 31, 1996, DM 37,000,000;
                          and

                  (d) on or before December 31, 1997, the entire remaining unpaid principal balance of such Indebtedness and accrued interest and other sums thereon shall be due and payable in full;

provided however that during any of the foregoing periods in which the Indebtedness under the Term Loan is carried in Dollars in accordance with Section 3.4 hereof, the amount of each scheduled payment of principal on such Term Notes shall be payable in that amount of Dollars which is equivalent to the stated principal amount of such payment at the most favorable spot exchange rate determined by the Agent to be available to it for the sale of Dollars for Deutsche Marks at approximately 11:00 a.m. (Detroit time) two (2) Business Days prior to the relevant payment date. There shall be no readvance or reborrowing of any principal reductions of the Term Loan under Sections 2.2, 2.3, 2.8 or elsewhere hereunder.

           2.3 Excess Cash Flow Recapture. The Term Loan shall be subject to additional required principal reductions in the Dollar Amount of fifty percent (50%) of Excess Cash Flow, to be applied against the balances outstanding in Deutsche Marks and Dollars under this Agreement (pro rata, based on the respective amounts thereof then outstanding hereunder), payable only if the Term Loan under the Vishay Loan Agreement has been paid and discharged in full on or before the applicable dates set forth below (and only to the extent that fifty percent (50%) of Excess Cash Flow for the applicable fiscal year has not been applied to reduce the Term Loan under the Vishay Loan Agreement in respect of such fiscal year) or if the Company has elected the Fixed Rate as the Applicable

       17  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

Interest Rate for such Term Loan under Section 3.1 thereof, as follows:

                  (a) in respect of calendar years 1994 and 1995, on the earlier of (i) the date of Vishay's delivery of the financial statements for such calendar years under Section 7.3(b) of the Vishay Loan Agreement or (ii) May 31st of the applicable fiscal year; and

                  (b) in respect of calendar year 1996, on the earlier of (i) the date of Vishay's delivery of financial statements for calendar year 1996 under Section 7.3(b) of the Vishay Loan Agreement or (ii) May 31, 1997; provided, however, that the entire balance of the Term Loan shall be due and payable on the Term Loan Maturity Date.

Principal reductions based on Excess Cash Flow shall be in addition to other required principal repayments hereunder, or any optional prepayments made prior thereto, shall be made in Deutsche Marks or Dollars, as applicable, and shall be applied against principal installments due hereunder in the inverse order of their maturity.

           2.4 Accrual of Interest; Interest Payments. The unpaid principal Indebtedness from time to time outstanding hereunder shall, from the date of the issuance of the Term Notes (until paid), bear interest at the Applicable Interest Rates, as selected by Company pursuant to Sections 3.1 and 3.2 hereof. The amount and date of the extension of the Term Loan, any Advances thereof, the Applicable Interest Rates and the amount of interest accruing thereon and Interest Periods for Advances, and the amount and date of any repayments, shall be noted on Agent's records, which records shall be conclusive evidence thereof, absent manifest error. All accrued and unpaid interest on the Indebtedness from time to time outstanding under the Term Loan, shall be due and payable in full, in immediately available funds, (a) whenever a Deutsche Mark-based Rate shall be then in effect, (i) on the last day of each applicable Interest Period and, (ii) if such Interest Period is longer than 3 months, at intervals of 3 months, after the first day of the Interest Period, and (b) in the case of Prime-based
Advances, on the last day of each calendar quarter and on the date of any conversion to a Deutsche Mark-based Advance, until the Term Loan Maturity Date, when the entire Indebtedness, including all accrued interest, shall be due and payable in full.

           2.5 Prime-based Rate Applicability and Interest Payments. In the event that, pursuant to Section 3.4 hereof, or any other applicable provision of this Agreement, the Indebtedness outstanding under the Term Loan shall be converted to an Advance of Dollars as a Prime-based Advance, thereafter interest on the unpaid balance of Indebtedness evidenced by the Term Loan shall accrue from the date of such Advance to the Term Loan Maturity Date (or until paid, or reconverted to a Deutsche Mark-based Advance in

       18  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

accordance with Section 3.6 hereof), at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds quarterly commencing on the last day of the calendar quarter coinciding with or next following the date of such conversion and on the last day of each calendar quarter thereafter, until the Term Loan Maturity Date.

           2.6 Interest Calculation. Interest accruing under the Term Notes at a Deutsche Mark-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto, to, but not including the last day thereof. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate. Interest accruing under the Term Loan shall be repaid in Deutsche Marks, unless the Indebtedness outstanding under such notes has been converted to an Advance of Dollars as a Prime-based Advance, in which event said interest shall be repaid in Dollars.

           2.7 Interest on Default. In the event and so long as any Event of Default shall exist under any Term Note or any Event of Default shall exist under this Agreement, interest shall be payable daily on the principal balance of the Indebtedness then outstanding at a per annum rate equal to the Applicable Interest Rate plus three percent (3%) for the remainder of the then-existing Interest Period, if any, and, at all other times, with respect to any principal Indebtedness hereunder denominated in Dollars, at a per annum rate equal to the Prime-based Rate plus three percent (3%), and, with respect to any principal Indebtedness hereunder denominated in Deutsche Marks, (a) at a per annum rate calculated by the Agent, whose determination shall be conclusive absent manifest error, on a daily basis, equal to three percent (3%) above the interest rate per annum at which one (1) day (or, if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Agent may elect which shall in no event be longer than six (6) months) deposits in Deutsche Marks in the amount of such overdue payment due to the Agent are offered by the Agent's Eurocurrency Lending Office for the applicable period determined as provided above, or (b) if at any such time such deposits are not offered by the Agent's Eurocurrency Lending Office, then at a rate per annum equal to three percent (3%) above the rate determined by the Agent to be its aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance) of carrying the amount (in Deutsche Marks) of the Indebtedness then outstanding.

           2.8    Prepayment.

       19  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                  (a) Company may, upon four (4) Business Days prior written notice to Agent, prepay all or any part of the outstanding balance of the Term Loan without premium or penalty, provided that (i) if the Deutsche Mark-based Rate is then in effect, any such prepayment shall be made only on the last day of any Interest Period, (ii) the amount of any partial prepayment shall be at least One Million Deutsche Marks (DM 1,000,000) (if the Term Loan is then denominated in Deutsche Marks) and One Million Dollars ($1,000,000) (if the Term Loan is then denominated in Dollars), and (iii) if any such prepayment would otherwise reduce the principal balance of the Term Loan to an amount less than Five Million Deutsche Marks (DM 5,000,000) (if then denominated in Deutsche Marks) or Two Million Dollars ($2,000,000) (if the Term Loan is then denominated in Dollars), such prepayment shall include the entire remaining balance of the Term Loan, as applicable.

                  (b)     Any prepayments made in accordance with this
           Section 2.9 (i) shall be without premium or penalty, but there shall be no reborrowing of such prepaid amounts and (ii) shall be applied to the principal installments then outstanding under this Agreement in the inverse order of their maturities, and shall not affect the periodic or other payments of principal required hereunder.

           2.10 Term Loan as Renewal. The Term Notes issued by Company shall constitute renewal and replacement evidence of all present
Indebtedness of Company for the Term Loan outstanding under the Prior Roederstein Loan Agreement as of the date hereof.

           3. SELECTION OF INTEREST RATES AND PERIODS; CONVERSION AND RECONVERSION OF TERM LOAN

           3.1 Term Loan Rate Requests, Refundings and Conversions. So long as the Deutsche Mark-based Rate is in effect hereunder, Company may refund any Advance of the Indebtedness outstanding under the Term Loan as a Deutsche Mark-based Advance with a like
Interest Period, or convert such Indebtedness to a Deutsche Mark-based Advance with another Interest Period, only after delivery to Agent of a Term Loan Rate Request executed by an authorized officer of Company or Vishay, as applicable, subject to the following and to the other provisions of this Agreement:

                  (a) each such Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form annexed hereto as Exhibit "B", including, without limitation, the proposed date of Advance, which must be the day following the last day of the then ending Interest Period, the Applicable Interest Rate and Interest Period applicable to the requested Advance;

       20  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                  (b) each such Term Loan Rate Request shall be delivered to Agent by 12 noon (Detroit time) four (4) Business Days prior to the proposed date of the refunding or conversion;

                  (c) No Advance may be requested with an Interest Period ending after the Term Loan Maturity Date;

                  (d) the principal amount of such Advance, plus the amount of any other outstanding Indebtedness evidenced by the Term Notes to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be not less than Five Million Deutsche Marks (DM 5,000,000) or Two Million Dollars ($2,000,000), as applicable, unless the balance remaining outstanding on the Term Loan is less than such amount, then such lesser amount shall govern;

                  (e) at any one time, there shall not be in effect more than one (1) Applicable Interest Rate and, if applicable, two (2) Interest Periods for the Term Loan; and

                  (f) a Term Loan Rate Request, once delivered to Agent, shall not be revocable by Company.

           3.2 Interest Period Selection. Company shall have the option of selecting, subject to the provisions hereof, among one
(1), two (2), three (3) or six (6) months as the term of each Deutsche Mark Interest Period. There may be in effect at any one time no more than one (1) Applicable Interest Rate and, if applicable, two (2) Interest Periods for the balance outstanding under the Term Loan. Notwithstanding any provision hereof to the contrary, Company shall be required to select Interest Periods for a sufficient amount of the Term Loan, so that at least one (1) Interest Period shall end on the date of each scheduled principal payment due thereon while the Term Loan is outstanding (including without limitation, the scheduled maturity date of the Term Loan), or, in the case of any Advance funded in Dollars, outstanding as a Prime-based Advance, thereby permitting the Company to make the required principal payments under Section 2.2 hereof. In the event the Company shall fail with respect to any Advance to timely exercise its option to refund or convert such Advance in accordance with this Section 3.2 (and Agent has not received payment in full on the last day of the Interest Period applicable thereto), or, subject to Section 2.9 hereof, if on last day of an applicable Interest Period an Event of Default or event which with the giving of notice or the passage of time, or both, would constitute an Event of Default shall have occurred and be continuing, the principal amount of such Advance which has not been prepaid shall:

                  (a) in the case of any Advance denominated in Dollars, be automatically converted to a Prime-based Advance; and

       21  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                  (b) in the case of any Advance denominated in Deutsche Marks, the next Interest Period shall be fixed by the Agent for the same period as the Interest Period then in effect, or, if applicable, the Term Loan Maturity Date, whichever is the shorter period, provided that Company will indemnify Agent and each of the Banks against any loss or expense incurred by them (or any of them) pursuant to Section 4 hereof.

Each selection of an Interest Period, and the amount and date of any repayment shall be noted on Agent's records, which records will be conclusive evidence thereof, absent manifest error.

           3.3 Limited Availability. Notwithstanding the selection of an Interest Period under Sections 3.1 and 3.2 hereof, if prior to the last day of any Interest Period, Agent or the Banks (after consultation with Agent) shall determine that deposits of Deutsche
Marks will not be available to Agent or the Banks in the amounts and for the terms necessary to carry the outstanding principal indebtedness of the Advance subject to such Interest Period for the next applicable Interest Period, then Agent shall so notify Company and, subject to the terms hereof, Company shall immediately select another Interest Period to be applicable as the next Interest
Period.

           3.4 Unavailability. If, prior to the last day of any Interest Period, Agent or the Banks (after consultation with Agent) shall determine that by reason of circumstances affecting the foreign exchange and interbank markets, generally, or for any of the reasons set forth in Sections 4.3 or 4.4 hereof, deposits of Deutsche Marks will not be available to Agent and the Banks as of the last day of an applicable Interest Period in the amounts necessary to carry the outstanding principal of the Advances subject to such ending Interest Period in Deutsche Marks for any Interest Period, Agent shall notify the Company and such Advances shall then be automatically converted to and carried in Dollars, in the Dollar Amount of the Indebtedness then outstanding, and shall bear interest at the Prime-based Rate, until the first day of the next Interest Period, if any, selected pursuant to Section 3.5 hereof.

           3.5 Reconversion to Deutsche Mark-based Rate on Re-availability. In the event that, after a conversion of Indebtedness to Dollars pursuant to Section 3.4 hereof, Agent determines that deposits of Deutsche Marks are again available to Agent and the Banks in the amounts necessary to carry the principal Indebtedness under the Term Loan in Deutsche Marks for any Interest Period, Agent shall notify Company of the Interest Period(s) for which such deposits in Deutsche Marks are available and Company shall immediately select the next Interest Period from among such available Interest Periods, in accordance with Sections 3.1 and 3.2 hereof, and the Indebtedness previously converted from Deutsche

       22  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

Marks to Dollars under Section 3.4 hereof shall be reconverted to Deutsche Marks (in the amount of the Deutsche Mark Equivalent of such Indebtedness), all in accordance with and subject to Section
3.6 hereof, below.

           3.6 Repayment on Reconversion. In the event that the currency in which Indebtedness is being carried is required to be changed from Dollars to Deutsche Marks under Section 3.5 hereof, as aforesaid, and if the Deutsche Mark Equivalent of the principal amount of the Indebtedness under the Term Loan outstanding upon such reconversion shall exceed the Deutsche Mark Principal Limit, then concurrently with such reconversion, Company shall pay to Agent in immediately available funds, for the ratable benefit of the Banks, an amount in Deutsche Marks sufficient to reduce the then outstanding principal amount of the Term Loan to an amount not greater than the Deutsche Mark Principal Limit.

           3.7 Interest Payments on Conversions and Reconversions. Notwithstanding anything to the contrary in the preceding Sections, all accrued and unpaid interest on any Indebtedness converted or reconverted pursuant to the foregoing Sections or otherwise, shall be due and payable in full on the date of such conversion or reconversion.

           4. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS; MARGIN ADJUSTMENTS; SPECIAL LIMITATION

           4.1 Reimbursement of Prepayment Costs. As to any Deutsche Mark-based Advance, if any prepayment thereof shall occur on any day other than the last day of an Interest Period, whether pursuant to this Agreement or by acceleration, or otherwise, or if the rate applicable to such Advance shall be changed during any Interest
Period pursuant to this Agreement, or if, after requesting the refunding or conversion of outstanding Indebtedness hereunder, but prior to the refunding or conversion thereof, Company is no longer entitled to the refunding or conversion requested hereunder, Company shall reimburse Banks on demand for any costs incurred by Banks as a result of the timing thereof, including but not limited to any net costs incurred in liquidating or employing deposits from third parties. Each Bank demanding reimbursement under this Section
4.1 shall deliver to Company a certificate setting forth the basis for determining such costs, which certificate shall be conclusively presumed correct save for manifest error.

           4.2 Agent's Eurocurrency Lending Office. For any Advance to which a Deutsche Mark-based Rate is applicable, Agent (if Agent shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Agent), and each of the Banks shall have the option of maintaining and carrying such Advance on the books of its applicable Eurocurrency Lending Office.

       23  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

           4.3 Circumstances Affecting Deutsche Mark-based Rate Availability. If with respect to any Interest Period Agent or the Banks (after consultation with Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars or in Deutsche Marks, as the case may be, in the applicable amounts are not being offered to the Agent for such Interest Period, (a) the obligation of Banks to make the applicable Deutsche Mark-based Advances, and the right of Company to convert an Advance to or refund an Advance as a Deutsche Mark-based Advance, shall be suspended, and (b) the Company, shall, to the extent it is able to do so hereunder, convert said Advance to another type of Advance, or, if unable to do so, shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Deutsche Mark-based Advance covered hereby in Deutsche Marks, together with accrued interest thereon, together with any amounts payable under Section 4.6, hereof, and all other amounts payable hereunder on the last day of the then current Interest Period applicable to such Advance.

           4.4 Laws Affecting Deutsche Mark-based Advance Availability. If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Deutsche Mark-based Rate, or in Deutsche Marks, such Bank shall forthwith give notice thereof to Company and to Agent. Thereafter, the obligations of Banks to make Deutsche Mark-based Advances or Advances in Deutsche Marks and the right of Company to convert an Advance or refund an Advance as a Deutsche Mark-based Advance or as an Advance carried in Deutsche Marks, shall be suspended and Advances at the Deutsche Mark based-Rate or carried in Deutsche Marks shall immediately be converted in the manner set forth under Section 3.4 hereof. If any of the Banks may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as an Advance in Deutsche Marks or at the Deutsche Mark-based Rate, the applicable Advance shall immediately be converted to a Prime-based Advance (in the Dollar Amount thereof) in the manner set forth under Section
3.5 hereof and the Prime-based Rate shall be applicable thereto for the remainder of such Interest Period. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

       24  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

           4.5 Increased Cost of Deutsche Mark-based Advances. If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any of the Banks (or any of their respective Eurocurrency Lending
Offices) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

                  (a) shall subject any of the Banks (or any of their respective Eurocurrency Lending Offices) to any tax, duty or other charge with respect to the Indebtedness hereunder, or any portion thereof, or shall change the basis of taxation of payments to any of the Banks (or any of their respective Eurocurrency Lending Offices) of the principal of or interest on the Indebtedness hereunder, or any portion thereof, or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on, or measured by, the overall net income of any of the Banks or any of their respective Eurocurrency Lending Offices imposed by the jurisdiction in which such Bank's principal executive office or Eurocurrency Lending Office is located); or

                  (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Banks (or any of their respective Eurocurrency Lending Offices) or shall impose on any of the Banks (or any of their respective Eurocurrency Lending Offices) or the foreign exchange and interbank markets any other condition affecting the Indebtedness hereunder, or any portion thereof;

and the result of any of the foregoing is to increase the costs to any of the Banks of maintaining any part of the Indebtedness hereunder as an Advance in Deutsche Marks or to reduce the amount of any sum received or receivable by any of the Banks under this Agreement, then such Bank shall promptly notify Agent, and Agent shall promptly notify Company of such fact and demand compensation therefor and, within fifteen (15) days after such notice by Agent and/or Company, as applicable, agree to pay to such Bank such additional amount or amounts as will compensate such Bank or Banks for such increased cost or reduction. Agent will promptly notify Company of any event of which it has knowledge which will entitle Banks to compensation pursuant to this Section, or which will cause the Company to incur additional liability under Section 5.1(d) hereof, provided that Agent shall incur no liability whatsoever to the Banks or Company in the event it fails to do so. A certificate of Agent setting forth the basis for determining such additional amount or amounts necessary to compensate such Bank or Banks shall

       25  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

be conclusively presumed to be correct save for manifest error. For purposes of this Section, a change in law, rule, regulation, interpretation, administration, request or directive shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation, administration, request or directive presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation, administration, request or directive.

           4.6 Indemnity. The Company will indemnify Agent and each of the Banks against any loss or expense which may arise or be attributable to the Agent's and each Bank's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain the Indebtedness hereunder, or any portion thereof, (a) as a consequence of any failure by the Company to make any payment when due of any amount due hereunder, (b) due to any failure of the Company to specify an Interest Period or (c) due to any payment or prepayment of the Indebtedness or any portion thereof (unless the Prime-based rate is then in effect) on a date other than the last day of the Interest Period. Such loss or expense shall be calculated based upon the present value, as applicable, of payments due from the Company with respect to the deposits obtained by the Agent or any of the Banks in order to fund the Indebtedness or any portion thereof. The Agent's and each Bank's (as applicable) calculations of any such loss or expense shall be furnished to the Company and shall be conclusive, absent manifest error.

           4.7 Judgment Currency. The obligation of the Company to make payments of the principal of and interest on the Term Notes and any other amounts payable hereunder in the currency specified for such payment herein or in the Term Notes shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by the Bank of the full amount of such currency expressed to be payable herein or in the Term Notes. The Agent shall, using all amounts obtained or received from the Company pursuant to such tender or recovery in payment of principal of and interest on the Term Notes, promptly purchase the specified currency, as aforesaid, at the most favorable spot exchange rate determined by the Agent to be available to it. The respective obligations of the Company to make payments in the specified currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable herein or in the Term Notes.

           4.8 Margin Adjustments. Adjustments to the Applicable Margin, based on Schedule 4.8, shall be implemented on a quarterly basis as follows:

       26  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                  (a) Such margin adjustments shall be given prospective effect only, effective (A) as to all Prime-based Advances outstanding hereunder, immediately upon required date of delivery of the financial statements required to be delivered under Section 7.3(b) and 7.3(c) of the Vishay Loan Agreement establishing applicability of the appropriate adjustments, if any, or on the obtaining and/or any change in the Rating Level then in effect, as applicable and (B) as to each DM-based Advance outstanding hereunder, effective upon the expiration of the applicable Interest Period(s), if any, in effect on (x) the required date of delivery of the latest of such financial statements required to be delivered hereunder during such Interest Period(s) or (y) the date of the obtaining and/or any change in the Rating Level in effect hereunder, as applicable, in each case with no retroactivity or claw-back.

                 (ii) With respect to DM-based Advances outstanding hereunder, an adjustment hereunder, after becoming effective, shall remain in effect only through the end of the applicable Interest Period(s) for such DM-based Advances if any; provided, however, that upon the delivery of quarterly financial statements demonstrating any change in the Leverage Ratio or the obtaining and/or change in the Rating Level then in effect, as aforesaid, or the occurrence of any other event which under the terms hereof causes such adjustment no longer to be applicable, then any such subsequent adjustment or no adjustment, as the case may be, shall be effective (and said pricing shall thereby be adjusted up or down, as applicable), with the commencement of each Interest Period following such change or event, all in accordance with the preceding subparagraph.

           4.9 HLT Determination. In the event at any time (whether before or after the funding of the Acquisition Loans) of an HLT Determination, the Agent, the Banks and the Company shall commence negotiations in good faith to agree upon whether and, if so, the extent to which fees, interest rates and/or margins hereunder should be increased so as to reflect such HLT Determination and to compensate the Banks and Agent for additional costs, expenses and/or fees which result from or are associated with any such HLT Determination, including without limitation any costs resulting from any requirement that additional capital be allocated to the Indebtedness, or any portion thereof. If Company and the Majority Banks agree that fees, interest rates and/or margins should be increased, and agree on the amount of such increase or increases, this Agreement may be amended to give effect to such increase or increases as provided in Section 12.11 hereof. If Company and Majority Banks fail to agree on whether and, if so, the extent to which fees, interest rates and/or margins hereunder should be increased within 60 days after notice to Company of an HLT Determination as herein provided, then (i) the Agent shall, if

       27  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

requested by the Majority Banks, by written notice to the Company terminate the commitments of the Banks to fund and/or maintain Advances of the Revolving Credit under the DM Loan Agreement and under the Vishay Loan Agreement, and if still outstanding, any commitment to fund Advances of the Acquisition Loans, and such commitments shall thereupon terminate, (ii) Company shall be obligated to repay all outstanding Indebtedness at the end of the Interest Period applicable thereto and (iii) the Company may, at its option, on at least ten Business Days' written notice to the Agent (which shall promptly notify the Banks thereof) prepay all Indebtedness outstanding hereunder and under the other Loan Agreements by paying the aggregate principal amount thereof, together, with all accrued interest thereon to the date of prepayment; provided that, if the Company prepays any fixed rate loans or Advances carried at the Deutsche Mark-based Rate, or any comparable rate, pursuant to this Section 4.9, Company shall compensate the Banks for any resulting funding losses as provided in Section 4.1 hereof. Subject to compliance by Company with this
Section 4.9, the Banks acknowledge that an HLT Determination shall not constitute a Default or an Event of Default hereunder.

           4.10 Special Limitation. In the event, as a result of increases in the value of Deutsche Marks and/or any of the Alternative Currencies against the Dollar (taking into account the Current Dollar Equivalent of the Indebtedness outstanding from time to time under the Vishay Loan Agreement, the DM Loan Agreement and any Indebtedness required to be aggregated under 12 USCA 84, as amended, the regulations promulgated thereunder, or other, similar applicable law) or for any other reason, the obligation of any of the Banks to advance additional funds hereunder or under any of the other Loan Agreements is determined by such Bank to exceed its then applicable legal lending limit under 12 USCA 84, as amended, and the regulations promulgated thereunder, or other, similar applicable laws, the amount of additional funds which such Bank shall be obligated to advance hereunder shall immediately be reduced to the maximum amount which such Bank may legally advance (as determined by such Bank) and the obligation of each of the remaining Banks hereunder shall be proportionately reduced, based on the applicable Percentages, and, to the extent necessary under such laws and regulations (as determined by each of the Banks, with respect to the applicability of such laws and regulations to itself), the Company shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Indebtedness outstanding hereunder or under any of the other Loan Agreements by an amount sufficient to comply with such maximum amounts. Upon any such reduction in the obligations of the Banks under this Section 4.10, Company shall have the right, subject to the terms and conditions of this Agreement (but subsequent to Company's compliance with its obligation to reduce the Indebtedness outstanding hereunder), to add to the Banks providing financing hereunder a bank reasonably acceptable to the

       28  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

Agent for the purpose of restoring the shortfall created by the reduction in such obligations of the Banks.

           5.     PAYMENTS, RECOVERIES AND COLLECTIONS

           5.1    Payment Procedure.

                  (a) All payments by the Company of principal of, or interest on, the Term Notes, or of any other amount due hereunder, shall be made without setoff or counterclaim on the date specified for payment under this Agreement and, (if the Term Loan is then denominated in Deutsche Marks), shall be made by the Company in Deutsche Marks in immediately available funds for the account of Agent's Eurocurrency Lending Office, at the Agent's Correspondent, for the ratable account of the Banks, not later than 11:00 a.m. (local time of the Agent's Correspondent); provided, however, that subsequent to any conversion of the Indebtedness hereunder from Deutsche Marks to Dollars pursuant to Section 3.4 hereof, such payments shall be made not later than 11:00 a.m. (Detroit time) in Dollars in immediately available funds to Agent, for the ratable account of the Banks, at Agent's office located at Comerica Bank Building, One Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48275 until reconversion of the Indebtedness hereunder from Dollar to Deutsche Marks pursuant to Section
           3.5 hereof. Upon receipt of each such payment, the Agent shall make prompt payment to each Bank, or such Bank's Eurocurrency Lending Office (as directed by such Bank), in like funds and currencies, of all amounts received by it for the account of such Bank.

                  (b) Unless the Agent shall have been notified by the Company prior to the date on which any payment to be made pursuant to the terms hereof is due that the Company does not intend to remit such payment, the Agent may, in its discretion, assume that such payment has been remitted when so due and the Agent may, in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank's share of such assumed payment. If the Company has not in fact remitted such payment to the Agent, each Bank shall forthwith on demand repay to the Agent in the applicable currency the amount of such assumed payment made available to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate per annum equal to (i) with respect to Deutsche Mark-based Advances, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount, and (ii) with respect to Indebtedness which has been converted to a Prime-based Advance

       29  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

           pursuant to Section 3.4 hereof, the federal funds rate (daily average), as the same may vary from time to time.

                  (c) Whenever any payment of principal of, or interest on, a Deutsche Mark-based Advance shall be due on a day which is not a Business Day the date of payment thereof shall be extended to the next succeeding Business Day, unless as a result thereof it would fall in the next calendar month, in which case it shall be shortened to the next preceding Business Day and, in the case of a payment of principal, interest thereon shall be payable for such extended or shortened time, if any. Whenever any payment to be made hereunder of principal of, or interest on, a Prime-based Advance shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

                  (d) All payments to be made by the Company under this Agreement shall be made without set-off or counterclaim, as aforesaid, and without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member, unless the Company is compelled by law to make payment subject to such tax. In such event, the Company shall:

                  (i) pay to the Agent for Agent's own account and/or (as the case may be) for the account of the Banks such additional amounts as may be necessary to ensure that the Agent and/or such Banks receive a net amount in Deutsche Marks or Dollars, as the case may be, equal to the full amount which would have been receivable had payment not been made subject to such tax; and

                 (ii) remit such tax to the relevant taxing authorities according to applicable law and send to the Agent such certificates or certified copy receipts as the Agent shall reasonably require as proof of the payment by Vishay or the Company of any such taxes payable by Vishay or the Company.

           As used herein, the terms "tax", "taxes" and "taxation" include all existing taxes, levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest thereon and fines and penalties with respect thereto which may be imposed by reason of

       30  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

any violation or default with respect to the law regarding such tax, assessed as a result of or in connection with the transactions in Deutsche Marks hereunder, or the payment and or receipt of funds in Deutsche Marks or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against Vishay, Company, Agent or any of the Banks).

           5.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, upon the occurrence and during the continuance of an Event of Default, any offsets or voluntary payments by the Company, or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Notes pro rata, based on the aggregate
Indebtedness then outstanding thereunder (or in such other order and manner as determined by all of the Banks), next, to any other
Indebtedness on a pro rata basis (as aforesaid), and then, if there is any excess, to Company.

           5.3 Pro rata Recovery. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, or interest on, any of the Term Notes in excess of its pro rata share of payments then or thereafter obtained by all Banks upon principal of and interest on all Term Notes, such Bank shall purchase from the other
Banks such participation in the Term Notes held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably in accordance with the Percentage with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

           5.4 Deposits and Accounts. In addition to and not in limitation of any rights of any Bank or other holder of any Term Note under applicable law, each Bank and each other such holder shall, upon acceleration of the Indebtedness under the Term Notes and without notice or demand of any kind, have the right to appropriate and apply to the payment of the Term Notes owing to it (whether or not then due) any and all balances, credits, deposits, accounts or moneys of Vishay or Company then or thereafter with such Bank or other holder; provided, however, that any such amount so applied by any Bank or other holder on any of the Term Notes owing to it shall be subject to the provisions of Section 5.3.

           6.     CONDITIONS.

           The obligations of Banks to make Advances of the Term Loan pursuant to this Agreement are subject to the following conditions:

           6.1 Vishay Loan Agreement. All of the conditions required to be satisfied for the making of Advances under the Vishay Loan

       31  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

Agreement (as defined therein) shall have been satisfied or waived in accordance with the terms and conditions thereof.

           6.2 Vishay's Certificate. The Agent shall have received, with a signed counterpart for each Bank, a certificate of a responsible senior officer of Vishay, dated the date hereof, stating that the conditions referred to (with respect to the Vishay Loan Agreement) in Section 6.1, hereof, have been fully satisfied.

           6.3 Payment of Agent's and Other Fees. Vishay or Company shall have paid to the Agent the Agent's Fees and all costs and expenses required hereunder.

           6.4 Other Documents and Instruments. The Agent shall have received, with a photocopy for each Bank, the Roederstein Loan
Documents, and all such instruments and documents shall be satisfactory in form and substance to the Majority Banks.

           7.     REPRESENTATIONS AND WARRANTIES

           Company ratifies, confirms and, by reference thereto (as fully as though such matters were expressly set forth herein), represents and warrants with respect to itself and its Subsidiaries those matters set forth in Sections 6.1, 6.3 through 6.8, inclusive, 6.10, 6.12, 6.14, 6.15 through 6.21, inclusive, of the Vishay Loan Agreement and such representations and warranties of Company shall be deemed to be continuing representations and warranties during the life of this Agreement.

           8.     AFFIRMATIVE COVENANTS

           Company covenants and agrees that it will, and, as applicable, will cause its Subsidiaries to, so long as any of the Banks is committed to make any Advances under this Agreement and thereafter so long as any Indebtedness remains outstanding under this
Agreement:

           8.1 Vishay Loan Agreement. Comply with the covenants set forth in Sections 7.1 through 7.3 and 7.9 through 7.15, inclusive, of the Vishay Loan Agreement, as fully as though the obligations set forth therein were expressly set forth herein as the obligations of the Company and its Subsidiaries.

           8.2 Incorporation of Vishay Loan Agreement. To the full extent set forth in Sections 7, 8 and 9 hereof, and elsewhere herein, the provisions of the Vishay Loan Agreement are incorporated herein by reference and shall remain in full force and effect for the benefit of Agent and the Banks, notwithstanding any amendment, supplement or termination of the Vishay Loan Agreement after the date hereof. Any amendments to the representations, warranties, covenants or other provisions of the Vishay Loan Agreement incorporated by reference herein which are contained in

       32  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

any future amendment or supplement thereto shall be deemed to run in favor of Agent and the Banks as additional rights and remedies, and not in derogation of the rights and remedies provided hereunder.

           9.     NEGATIVE COVENANTS

           Company covenants and agrees that so long as any Indebtedness or any commitment to make Advances under this Agreement remains outstanding, it will not, and will not allow any of its Subsidiaries, without the prior written consent of Agent, to violate any of the covenants set forth in Sections 8.1 through 8.12, inclusive, of the Vishay Loan Agreement, as fully as though the obligations set forth therein were expressly set forth herein as the obligations of the Company and its Subsidiaries.

           10.    DEFAULTS

           10.1 Events of Default. Any of the following events is an "Event of Default":

                  (a) non-payment of the principal or interest, when due, under any of the Term Notes issued hereunder in accordance with the terms thereof;

                  (b) default in the payment of any money by Company under this Agreement or any of the other Loan Documents or by Company under the DM Loan Agreement, or by Vishay or any of the Permitted Borrowers under the Vishay Loan Agreement or the Target Company Loan Agreement, other than, in each case, as set forth in subsection (a) above, within three (3) days of the date the same is due and payable;

                  (c) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement (subject, in the case of any covenants incorporated by reference herein from the Vishay Loan Agreement, to any applicable grace periods provided thereunder) or any of the Loan Documents by any party thereto or the occurrence of any other default or Event of Default, as the case may be, hereunder or thereunder;

                  (d) any representation or warranty made by Company herein (subject, in the case of any representations and warranties incorporated by reference herein from the Vishay Loan Agreement, to any applicable grace periods provided thereunder) or in any instrument submitted pursuant hereto or by any other party to the Loan Documents proves untrue in any material adverse respect when made or deemed made;

                  (e) any provision of the Vishay Guaranty, the Domestic Guaranty or the Permitted Borrowers Guaranty shall at

       33  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

           any time for any reason (other than in accordance with its terms or the terms of this Agreement) cease to be valid and binding and enforceable against Vishay or the Significant Subsidiaries, as applicable, or the validity, binding effect or enforceability thereof shall be contested by any Person, or Vishay or any of the Significant Subsidiaries shall deny that it has any or further liability or obligation under the Vishay Guaranty, the Domestic Guaranty or the Permitted Borrowers Guaranty, as applicable, or the Vishay Guaranty, the Domestic Guaranty or the Permitted Borrowers Guaranty shall be terminated, invalidated or set aside or in any way cease to give or provide to the Banks and the Agent the benefits purported to be created thereby;

                  (f) default in the payment of any other obligation of Vishay, Company or their respective Subsidiaries for borrowed money in excess of One Million Dollars ($1,000,000) (or the Alternative Currency equivalent thereof), individually or in the aggregate, resulting in acceleration thereof prior to its expressed maturity;

                  (g) the rendering of any judgment or judgments for the payment of money in excess of the sum of One Million Dollars ($1,000,000) (or the Alternative Currency equivalent thereof) in the aggregate against Vishay, Company or any of their respective Subsidiaries and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days, except as covered by adequate insurance with a reputable carrier and an action is pending in which an active defense is being made with respect thereto;

                  (h) if a creditors' committee shall have been appointed for the business of Company or any of its Subsidiaries; or if Company or any of its Subsidiaries shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party's financial statements) or otherwise sought protection or exercised any rights under other, similar laws in effect in any foreign jurisdiction; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent

       34  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

           of Company or any of its Subsidiaries) and such appointment has not been dismissed or stayed within thirty (30) days from the date of appointment or if an order for relief or otherwise approving any petition for reorganization of Company or any of its respective Subsidiaries shall be entered and shall not be dismissed or stayed within thirty (30) days from the date of entry thereof.

           10.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent shall, at the direction of the Majority Banks, declare the entire unpaid principal Indebtedness, including the Term Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Vishay and Company; (b) upon occurrence of any Event of Default specified in subsection 10.1(h), above, and notwithstanding the lack of any declaration by Agent under preceding clause (a), the entire unpaid principal Indebtedness, including the Term Notes, shall become automatically due and payable unless such acceleration is delayed or waived by the Agent at the direction of the Banks; and (c) the Agent shall, if directed to do so by the Majority Banks or the Banks, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the Loan Documents or law.

           10.3 Rights Cumulative. No delay or failure of Agent and/or Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Banks under this Agreement are cumulative and not exclusive of any right or remedies which Banks would otherwise have.

           10.4 Waiver by Vishay and Company of Certain Laws. To the extent permitted by applicable law, Vishay and Company hereby agree to waive, and do hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any marshalling, valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Term Notes, and further hereby irrevocably agree to waive the right to trial by jury with respect to any and all actions or proceedings in which Agent or the Banks (or any of them), on one hand, and Vishay, the Company or any of their respective Subsidiaries, on the other hand, are parties, whether or not such actions or proceedings arise out of this Agreement or the Loan Documents, or otherwise. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

           10.5 Waiver of Defaults. No Event of Default shall be waived by the Banks except in a writing signed by an officer of the Agent in accordance with Section 12.11 hereof. No single or partial

       35  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of the Banks' rights by Agent. No waiver of any Default or Event of Default shall extend to any other or further Default or Event of Default. No forbearance on the part of the Agent or any Bank in enforcing any of the Banks' rights shall constitute a waiver of any of their rights. Company expressly agrees that this Section may not be waived or modified by the Banks or Agent by course of performance, estoppel or otherwise.

           10.6 Cross-Default. In addition to the other Events of Default specified herein, any failure to perform and discharge when due, after allowance for any applicable cure period, any of the obligations, covenants and agreements required to be performed under the provisions of any instruments evidencing or securing any other present and future borrowings of Company from the Banks (or from Agent) in renewal or extension of, or related to this Agreement or any of the other Loan Documents, shall be an Event of Default under the provisions of this Agreement entitling Agent, with the consent of the Majority Banks (without notice or any cure period except as expressly provided herein or therein), to exercise any and all rights and remedies provided hereby. Any Event of Default under this Agreement or under any of the Loan Documents shall also constitute a default under all other instruments securing this or any other present or future borrowings, or any agreements in relation thereto, entitling Agent and the Banks to exercise any and all rights and remedies provided therein.

           11.    AGENT

           11.1 Appointment of Agent. Each Bank and the holder of each Term Note appoints and authorizes Agent to act on behalf of such Bank or holder under the Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including in-house and outside attorneys' fees) incurred by Agent hereunder or in connection herewith or with any Default or Event of Default or in enforcing the obligations of Company under this Agreement or the Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by Company, pro rata according to such Bank's Percentage. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense. If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

       36  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

           11.2 Deposit Account with Agent. Company hereby authorizes Agent to charge its general deposit accounts, if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same becomes due and payable under the terms of this Agreement or the Term Notes.

           11.3 Exculpatory Provisions. Agent agrees to exercise its rights and powers, and to perform its duties, as Agent hereunder and under the Loan Documents in accordance with its usual customs and practices in bank-agency transactions, but only upon and subject to the express terms and conditions of Section 11, hereof
(and no implied covenants or other obligations shall be read into this Agreement against the Agent); neither Agent nor any of its directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith, except for its or their own willful misconduct or gross negligence, nor be responsible to any Bank for any recitals or warranties herein or therein made by any Person, nor for the effectiveness, enforceability, validity or due execution (other than its own execution and delivery) of this Agreement or any document executed pursuant hereto, or any security thereunder, nor to make any inquiry respecting the performance by Company or any of its Subsidiaries of its obligations hereunder or thereunder. Nor shall Agent have, or be deemed to have, a fiduciary relationship with any Bank by reason of this Agreement. Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which it believes to be genuine and to have been presented by a proper person.

           11.4 Successor Agents. Agent may resign as such at any time upon at least thirty (30) days prior notice to Company and all Banks. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Banks shall, by written instrument, appoint a successor Agent (satisfactory to such Majority Banks) which shall thereupon become Agent hereunder and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Such successor Agent shall succeed to all of the rights and obligations of the retiring Agent as if originally named. The retiring or removed Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the retiring or removed Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the retiring agent shall be discharged from its duties and obligations hereunder, except for its gross negligence or willful misconduct arising prior to its retirement hereunder, and the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

       37  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

           11.5 Loans by Agent. Agent shall have the same rights and powers with respect to the credit extended by it and the Term Notes held by it as any Bank and may exercise the same as if it were not Agent, and the term "Bank" and, when appropriate, "holder" shall include Agent in its individual capacity.

           11.6 Credit Decisions. Each Bank acknowledges that it has, independently of Agent and each other Bank and based on financial statements and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agent and each other
Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

           11.7 Notices by Agent. Agent shall give prompt notice to each Bank of its receipt of each notice or request required or permitted to be given to Agent by Vishay and/or Company pursuant to the terms of this Agreement and shall promptly distribute to the Banks and reports required from Vishay and/or the Company or its Subsidiaries under the terms hereof received by Agent, in its capacity as Agent.

           11.8 Agent's Fees. Commencing on September 30, 1994, and on each succeeding anniversary date thereof until the Indebtedness has been repaid, Company shall cause Vishay to pay to Agent, in Dollars, an annual agency fee set forth (or to be set forth from time to time) in a letter agreement between Vishay and Agent. The
Agent's Fees described in this Section are not refundable under any circumstances.

           11.9 Nature of Agency. The appointment of Agent as agent is for the convenience of Banks, Vishay and Company in making Advances of the Term Loan, collecting fees and principal and interest on the Term Loan and dealing with the Collateral. No Bank is purchasing the Term Loan from Agent and this Agreement is not intended to be a purchase or participation agreement.

           11.10 Actions; Confirmation of Agent's Authority to Act in Event of Default. Subject to the terms of this Agreement and to the direction of the Majority Banks, Agent is hereby expressly authorized to act in all litigation and in all other respects as the representative of the Banks where Agent considers it to be necessary or desirable in order to carry out the purposes of this Agreement or the Loan Documents. Without necessarily accepting service of process or designating Agent to do so in its stead, each Bank hereby agrees with each other Bank and with Agent, without intending to confer or conferring any rights on any other party,
(a) that it shall be bound by any litigation brought by or against

       38  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

Agent by the Company, any Subsidiary or any other party in connection with the Term Loan and Indebtedness or any other rights, duties or obligations arising hereunder or under this Agreement or the Loan Documents and (b) that it now irrevocably waives the defense of procedural impediment or failure to name or join such Bank as an indispensable party; provided however that each Bank reserves the right, subject to applicable law, to intervene or otherwise appear in such litigation, and to retain its own counsel in connection therewith. In conducting such litigation hereunder on behalf of the Banks, Agent shall, subject to the terms hereof, accept the direction of the Majority Banks or all of the Banks, as the case may be, and shall at all times be indemnified by the Banks as provided in Sections 11.1 and 11.12 hereof. Agent shall undertake to give each Bank prompt notice of any litigation commenced against Agent and/or the Banks with respect to this Agreement, the Loan Agreement or the Loan Documents or any matter referred to herein or therein.

           11.11 Authority of Agent to Enforce Term Notes and This Agreement. Each Bank, subject to the terms and conditions of this Agreement including without limitation Sections 12.10, 12.14 and
12.15 hereof, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of the Term Notes and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to the Company or any of its Subsidiaries, or their creditors or affecting their properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Term Notes, this Agreement or the Loan Documents.

           11.12 Indemnification. The Banks agree to indemnify the Agent in its capacity as such, to the extent not reimbursed by the Company, pro rata according to their respective Percentages, from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan
Documents or any action taken or omitted to be taken or suffered in good faith by the Agent hereunder, provided that no Bank shall be liable for any portion of any of the foregoing items resulting from the gross negligence or willful misconduct of the Agent or any of its officers, employees, directors or agents.

           11.13 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have actual (rather than constructive) knowledge of such occurrence or shall have been

       39  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

notified in writing by a Bank that such Bank considers that a default or an Event of Default has occurred and is continuing, and specifying the nature thereof. Upon obtaining actual knowledge of any default or Event of Default as described above, the Agent shall promptly, but in any event within three (3) Business Days after obtaining knowledge thereof, notify each Bank of such default or Event of Default and the action, if any, the Agent proposes be taken with respect thereto.

           11.14 Agent's Authorization; Action by Banks. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action on behalf of the Banks (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required (but only to the extent otherwise required hereunder) to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks or the Banks, as applicable hereunder. Action that may be taken by Majority Banks or all of the Banks, as the case may be (as provided for hereunder) may be taken (a) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Banks have been given reasonable advance notice, or (b) pursuant to the written consent of the requisite Percentages of the Banks as required hereunder, provided that all of the Banks are given reasonable advance notice of the requests for such consent.

           11.15 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct. Except as otherwise expressly provided in any of the Loan Documents, Agent will not (and will not be obligated to) take any action, assert any rights or pursue any remedies under this Agreement or any of the other Loan Documents in violation or contravention of any express direction or instruction of the Majority Banks or all of the Banks, as the case may be (as provided for hereunder). Agent may refuse (and will not be obligated) to take any action, assert any rights or pursue any remedies under this Agreement or any of the other Loan Documents in the absence of the express written direction and instruction of the Majority Banks or all of the Banks, as the case may be (as provided for hereunder). In the event Agent fails, within a commercially reasonable time, to take such action, assert such rights, or pursue such remedies as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct in conformity with this Agreement, the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall have the right to take such action, to assert such rights, or pursue such remedies on

       40  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

behalf of all of the Banks unless the terms hereof otherwise require the consent of all the Banks to the taking of such actions (in which event all of the Banks must join in such action). Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Bank (other than the Agent, acting in its capacity as Agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

           11.16 Co-Agents and Lead Managers. NationsBank has been designated by the Company as "Co-Agent" and BHF and Signet have been designated by the Company as "Lead Managers" under this Agreement. Other than its rights and remedies as a Bank hereunder, each such Co-Agent and Lead Manager shall have no administrative, collateral or other rights or responsibilities, provided, however, that each such Co-Agent and Lead Manager shall be entitled to the benefits afforded to Agent under Sections 12.5 and 12.6 hereof.

           12.    MISCELLANEOUS

           12.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with generally accepted accounting principles consistently applied.

           12.2 Consent to Jurisdiction. Company hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court. Company irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Company at its address specified on the signature page hereto or by certified mail directed to such address. Nothing in this Section shall affect the right of the Banks and the Agent to serve process in any other manner permitted by law or limit the right of the Banks or the Agent (or any of them) to bring any such action or proceeding against the Company or any of its or their property in the courts of any other jurisdiction. The Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

           12.3 Law of Michigan. This Agreement and the Term Notes have been delivered at Detroit, Michigan, U.S.A., and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan except as and to the extent expressed to the contrary in any of the Loan Documents. Whenever possible each provision of this Agreement shall be interpreted in such manner as

       41  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

           12.4 Interest. In the event the obligation of Vishay and/or the Company to pay interest on the principal balance of the Term
Notes is or becomes in excess of the maximum interest rate which Vishay and/or the Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Bank's Percentage shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

           12.5 Closing Costs; Other Costs and Expenses. Company shall pay or reimburse Agent for payment of, on demand (a) all closing costs and expenses, including, by way of description and not limitation, house and outside attorney fees and advances, appraisal and accounting fees, title and lien search fees, and required travel costs, incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with any refinancing or restructuring of the loans or advances provided under this Agreement or the other Loan Documents, or any amendment thereof requested by Company; and (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, and costs and expenses to Environmental Auditors retained by Agent hereunder, incurred by Agent in revising, preserving, protecting, exercising or enforcing any of its or any of the Banks' rights against Company, or otherwise incurred by Agent and the Banks (using a single law firm retained by Agent, with the approval of the Majority Banks) in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Agent or any Bank which would not have been asserted were it not for Agent's or such Bank's relationship with Company hereunder or otherwise, shall also be paid by Company. All of said amounts required to be paid by Company hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by Agent, at the Prime-based Rate, plus three percent
(3%).

       42  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

           12.6 Notices. Except as otherwise provided herein, all notices or demands hereunder to the parties hereto shall be sufficient if made in writing and delivered by messenger or deposited in the mail, postage prepaid, certified mail, and addressed to the parties as set forth on the signature pages of this Agreement.

           12.7 Further Action. Company, from time to time upon written request of Agent, will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may be required to carry out the intent and purpose of this Agreement, and to provide for the Advances under and payment of the Term Notes, according to the intent and purpose herein and therein expressed.

           12.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Company and the Banks and their respective successors and assigns. The foregoing shall not authorize any assignment by Company of its rights or duties hereunder, and no such assignment shall be made (or effective) without the prior written approval of the Banks. Nor may any Bank sell, assign, transfer, grant participation in, or otherwise dispose of all or any portion of their respective Term Notes, or of its right, title and interest therein or thereto or in or to this Agreement, except in accordance with and subject to the requirements set forth in Section 13.8 of the Vishay Loan
Agreement, which shall be deemed incorporated by reference herein.

           12.9 Indulgence. No delay or failure of Agent and the Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Agent and the Banks hereunder are cumulative and are not exclusive of any rights or remedies which Agent and the Banks would otherwise have.

           12.10 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

           12.11 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any Loan Document, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) increase any commitment of the Banks

       43  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

hereunder or subject the Banks to any additional obligations, (b) reduce or forgive the principal of, or interest on, the Term Notes or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Term Notes or any fees or other amounts payable hereunder, (d) waive any Event of Default specified in Sections 10.1(a) or (b) hereof (provided that if, at the relevant time, only Bid Advances are outstanding under the DM Loan Agreement or the Vishay Loan agreement, the prior written approval of all Banks shall be required to waive, whether consent, waiver or amendment, any Event of Default under this Agreement), (e) release or defer the granting or perfecting of a lien or security interest or release any guaranty or similar undertaking by any Person, except in each case as shall be otherwise expressly provided in this Agreement or any Loan Document, (f) take any action which requires the signing of all Banks pursuant to the terms of this Agreement or any Loan Document, (g) change the definitions of "Majority Banks" or "Interest Periods" (h) change the aggregate unpaid principal amount of the Term Notes which shall be required for the Banks or any of them to take any action under this Agreement or any Loan Document,
(i) except for conversions from Deutsche Marks to Dollars under
Section 3.5 hereof or reconversions from Dollars to Deutsche Marks under Section 3.6 hereof, as the case may be, change the currency in which the Term Loan is denominated or (j) change this Section 12.11, and provided further, however, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Banks, affect the rights or duties of the Agent under this Agreement or any Loan Document.

           12.12 Taxes and Fees. Should any tax (other than a tax based upon the net income of any Bank), recording or filing fee become payable in respect of this Agreement or any of the Loan Documents or any amendment, modification or supplement hereof or thereof, Vishay agrees to pay or cause Company to pay the same together with any interest or penalties thereon, and Company and Vishay agree to hold the Agent and the Banks harmless with respect thereto.

           12.13 Confidentiality. Each Bank agrees that it will not disclose without the prior consent of the Company (other than to its employees, to another Bank or to its auditors or counsel), any confidential information with respect to the Company or any of its Subsidiaries which is furnished pursuant to this Agreement or any of the Loan Documents; provided that any Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Bank from any third party under no duty of confidentiality to the Company, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank, including the Board of Governors of the Federal Reserve
System of the United States or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States

       44  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any permitted transferror or assignee or any approved participant of, or with respect to, the Term Notes, as aforesaid.

           12.14 Withholding Taxes. If any Bank is not incorporated under the laws of the United States or a state thereof, such Bank shall promptly deliver to the Agent two executed copies of (i) Internal Revenue Service Form 1001 specifying the applicable tax treaty between the United States and the jurisdiction of such Bank's domicile which provides for the exemption from withholding on interest payments to such Bank, (ii) Internal Revenue Service Form 4224 evidencing that the income to be received by such Bank hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Bank is exempt from United States income tax withholding with respect to such income. Such Bank shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Bank hereunder were subject to United States income tax withholding when made, such Bank shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and at the sole expense of the Company or any Permitted Borrower, each Bank and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Company or any Permitted Borrower with such forms, certificates or other documents as may be reasonably necessary to allow the Company or any Permitted Borrower, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 5.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such Bank or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

           12.15 Effective Upon Execution. This Agreement shall become effective upon the execution hereof by Banks, Agent, Vishay and Company and shall remain effective until the Indebtedness has been repaid and discharged in full and no commitment to make Advances hereunder, under the Vishay Loan Agreement or under the DM Loan
Agreement remains outstanding.

       45  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

           12.16 Severability. In case any one or more of the obligations of the Company under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

           12.17 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

           12.18 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

           12.19 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

           12.20 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of the Company, any such party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank's behalf, and those covenants and agreements of the Company set forth in Section 4.6 hereof (together with any other indemnities of the Company contained elsewhere in this Agreement or in any of the Loan Documents) and of Banks set forth in Section 13.13 hereof shall survive the repayment in full of the Indebtedness and the termination of any commitments to make Advances hereunder.

           12.21 Complete Agreement. This Agreement, the Term Notes, the Loan Documents and any agreements, certificates, or other documents given to evidence or secure the Indebtedness ("Loan Documents") and the Commitment Letter contain the entire agreement of the parties,

       46  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

hereto (provided that in the event of any inconsistency between this Agreement and the other Loan Documents, on one hand, and the Commitment Letter, on the other hand, this Agreement and the other Loan Documents shall control), and none of the parties shall be bound by anything not expressed in writing.

           WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK                      VISHAY BETEILIGUNGS GmbH
  as Agent



By:__________________________        By:__________________________

Its:_________________________        Its:_________________________

Comerica Bank Building             c/o Vishay Intertechnology, Inc.
One Detroit Center                 63 Lincoln Highway
500 Woodward Avenue                Malvern, Pennsylvania 19355
Detroit, Michigan 48275            Attention: Mr. Robert A. Freece
Attn: National Division

       47  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                                 BANKS:

                                 COMERICA BANK



                                 By:______________________________

                                 Its:_____________________________

                                 Comerica Bank Building
                                 One Detroit Center
                                 500 Woodward Avenue
                                 Detroit, Michigan 48275
                                 Attention: National Division
                                 Telex: 235808
                                 Fax No.: (313) 222-3330


                                 NATIONSBANK OF NORTH
                                   CAROLINA, N.A.



                                 By:______________________________

                                 Its:_____________________________
                                 NationsBank Corporate Center
                                 100 North Tryon Street
                                 NC 1007-08-04
                                 Charlotte, NC 28255-0086
                                 Attn: Mr. M. Gregory Seaton
                                 Telex: 669959
                                 Fax No.: (704) 386-3271



                                 BERLINER HANDELS-UND FRANKFURTER
                                  BANK KGaA



                                 By: _____________________________

                                 Its: ____________________________
                                 Bockenheimer Landstr. 10
                                 60323 Frankfurt/Main 1
                                 Germany
                                 Attn: Mr. Hans-Jurgen Scholz
                                 Telex: 411 026
                                 Fax No.: 4969/718-3011

       48  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)


                                 BANK HAPOALIM, B.M.



                                 By:______________________________

                                 Its:_____________________________
                                 3 Penn Center Plaza
                                 Philadelphia, Pennsylvania 19102
                                 Attn: Mr. Andrew Niesen
                                 Telex: 902022
                                 Fax No.: (215) 665-2217



                                 SIGNET BANK/MARYLAND



                                 By:______________________________

                                 Its:_____________________________
                                 7 St. Paul Street
                                 Baltimore, Maryland 21202
                                 Attn: Ms. Janice E. Godwin
                                 Telex: 87638
                                 Fax No.: (301) 625-6365



                                 CORESTATES BANK, N.A.,
                                 formerly known as and continuing
                                 to do business under the name of
                                 THE PHILADELPHIA NATIONAL BANK



                                 By:______________________________

                                 Its:_____________________________
                                 1345 Chestnut Street
                                 F.C. 1-8-3-14
                                 Philadelphia, Pennsylvania 19107
                                 Attn: Mr. James A. Bennett
                                 Telex: 845400
                                 Fax No.: (215) 973-7820

       49  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                                 BANK LEUMI le-ISRAEL, B.M.



                                 By:______________________________

                                 Its:_____________________________
                                 1511 Walnut Street
                                 Philadelphia, Pennsylvania 19102
                                 Attn: Mr. Joseph A. McBride
                                 Telex: 173090
                                 Fax No.: (215) 563-8688



                                 MERIDIAN BANK



                                 By:______________________________

                                 Its:_____________________________
                                 1650 Market Street
                                 Suite 3600
                                 Philadelphia, Pennsylvania 19103
                                 Attn: Mr. John M. Fessick
                                 Telex: 173003
                                 Fax No.: (215) 854-3774



                                 ABN AMRO BANK N.V. NEW YORK BRANCH



                                 By:______________________________

                                 Its:_____________________________

                                 and

                                 By:______________________________

                                 Its:_____________________________
                                 500 Park Avenue
                                 Second Floor
                                 New York, New York 10022
                                 Attn: Mr. James B. Sieger
                                 Telex: 423721
                                 Fax No.: (212) 759-4792

       50  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)


                                 CREDIT LYONNAIS NEW YORK BRANCH


                                 By:______________________________

                                 Its:_____________________________
                                 1301 Avenue of the Americas
                                 New York, New York 10019
                                 Attn: Mr. Steve Levi
                                 Telex:___________________________
                                 Fax No.: (212) 459-3179



                                 CREDIT SUISSE


                                 By:______________________________

                                 Its:_____________________________

                                 And By:__________________________

                                 Its:_____________________________
                                 12 East 49th Street
                                 New York, New York 10017
                                 Attn: Ms. Eileen O'Connel Fox
                                 Telex: 420149
                                 Fax No.: (212) 238-5389

       51  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)
=============================================================================
               SCHEDULE 1.7   (ROEDERSTEIN LOAN AGREEMENT)

             Pricing Matrix (Determination of Pricing Levels)
- -----------------------------------------------------------------------------
                                              Applicable Margin for Advances
                                                   of the Term Loan
- -----------------------------------------------------------------------------
                                              Prime-based     Deutsche Mark-
                                                 Rate          based Rate
=============================================================================
If Leverage Ratio is less than or
equal to 1.5:1.0
OR                                                0.00%            .625%
If Rating Level 1 is in effect
- -----------------------------------------------------------------------------
If Leverage Ratio is greater than
1.5:1.0, but less than or equal to
2.0:1.0
OR                                                0.00%             .75%
If Rating Level 2 is in effect
- -----------------------------------------------------------------------------
If Leverage Ratio is greater than
2.0:1.0, but less than or equal to
3.9:1.0
OR                                                0.00%            .875%
If Rating Level 3 is in effect
- -----------------------------------------------------------------------------
If Leverage Ratio is greater than
3.9:1.0
OR                                                .125%           1.125%
If Rating Level 4 is in effect
=============================================================================

       52  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                                    EXHIBIT "A"

                                     TERM NOTE


DM______________________________________          July ___,   1994



    On or before December 31, 1997 (the "Term Loan Maturity
Date"), FOR VALUE RECEIVED, Vishay Beteiligungs GmbH, a German corporation (formerly Draloric Electronic GmbH) ("Company") promises to pay to the order of ____________________________________
("Bank") at Detroit, Michigan, care of Agent, for the account of Bank's Eurocurrency Lending Office, in Deutsche Marks, the sum of _________________________________________ (DM _____________________)
together with interest thereon, as hereinafter set forth, in accordance with that certain Amended and Restated Roederstein
DM 104,315,990.20 Term Loan Agreement ("Agreement") dated as  of
July ___ , 1994, by and among Company, certain banks, including the Bank, and Comerica Bank, a Michigan banking corporation, as Agent for such banks. Notwithstanding the foregoing, in the event the Term Loan (as defined in the Agreement) is converted to Dollars pursuant to the Agreement, this Note shall be payable in Dollars, and the principal payments specified below shall be due and payable as set forth in the Agreement.

    Until the Term Loan Maturity Date, when the entire unpaid principal balance of the Term Loan and all accrued interest and other sums outstanding thereon shall be paid in full (subject to the terms of the Agreement), the principal Indebtedness evidenced by this Term Note shall be repaid on the following dates and in the following amounts (irrespective of and in addition to any principal payments under the Agreement based on Excess Cash Flow or any optional prepayments thereunder):

          (a) on or before December 31, 1994, (Bank's percentage of DM 18,700,000);

          (b) on or before December 31, 1995, (Bank's percentage of DM 34,100,000);

          (c) on or before December 31, 1996, (Bank's percentage of DM 37,000,000); and

          (d) on or before the Term Loan Maturity Date, the entire remaining unpaid principal balance of such Indebtedness and accrued interest and other sums thereon shall be due and payable in full.

    There shall be no readvance or reborrowing of any principal reductions of this Note.

    Each of the Advances made hereunder shall bear interest at the Deutsche Mark-based Rate, as determined under the Agreement,

       53  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

or, if applicable from time to time under the Agreement, the Prime-based Rate.

    All accrued and unpaid interest on the Indebtedness outstanding under this Note from time to time shall be due and payable in full, in immediately available funds, (a) whenever the Deutsche Mark-based Rate shall be in effect, (i) on the last day of each Interest Period, and, (ii) if such Interest Period is longer than 3 months, at intervals of 3 months after the first day of the applicable Interest Period, and (b) whenever the Prime-based Rate shall be then in effect (after conversion of the Term Loan to an Advance of Dollars as a Prime-based Advance as provided in the Agreement), commencing on the last day of the calendar quarter coinciding with or next following the date of such conversion and on the last day of each calendar quarter thereafter, and on the date of any reconversion to a Deutsche Mark-based Advance pursuant to the Agreement, until the Term Loan Maturity Date, when the entire Indebtedness, including all accrued interest, shall be due and payable in full.

    In the event and so long as any default or Event of Default shall exist under this Note or any Event of Default shall exist under the Agreement, interest shall be payable daily on the principal balance of the Indebtedness then outstanding at a per annum rate equal to the Applicable Interest Rate plus three percent (3%) for the remainder of the then-existing Interest Period, if any, and, at all other times, if the principal Indebtedness hereunder is then denominated in Dollars as provided in the Agreement, at a per annum rate equal to the Prime-based Rate plus three percent (3%), and, if the principal Indebtedness hereunder is then denominated in Deutsche Marks, (a) at a per annum rate calculated by the Agent, whose determination shall be conclusive absent manifest error, on a daily basis, equal to three percent (3%) above the interest rate per annum at which one
(1) day (or, if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Agent may elect which shall in no event be longer than six
(6) months) deposits in Deutsche Marks in the amount of such overdue payment due to the Agent are offered by the Agent's Eurocurrency Lending Office for the applicable period determined as provided above, or (b) if at any such time such deposits are not offered by the Agent's Eurocurrency Lending Office, then at a rate per annum equal to three percent (3%) above the rate determined by the Agent to be its aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance) of carrying the amount (in Deutsche Marks) of the Indebtedness then outstanding.

    Interest accruing under this Note at the Deutsche Mark-based Rate shall be computed on a basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto, to, but not including the last day thereof. Interest accruing at the Prime-based Rate shall

       54  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate. Interest accruing under this Note shall be repaid in Deutsche Marks, unless the Prime-based Rate is applicable thereto, in which event said interest shall be repaid in Dollars.

    The amount and date of the extension of the Term Loan, any Advances thereof, the Applicable Intereat Rates and the amount of interest accruing thereon and Interest Periods for Advances, and the amount and date of any repayments, shall be noted on Agent's records, which records shall be conclusive evidence thereof, absent manifest error.

    This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made. Definitions and terms of the Agreements are hereby incorporated herein.

    As additional security for this Note, Company grants Bank a lien on all property and assets including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose.

    This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

    Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligations hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

    Nothing herein shall limit any right granted Bank by any other instrument or by law.

                                VISHAY  BETEILIGUNGS GmbR,
                                a German corporation



                                By:_____________________________

                                Its:____________________________

       55  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                              EXHIBIT "B"

                       TERM LOAN RATE REQUEST

A.   Request

    The undersigned authorized officer of Vishay Beteiligungs
GmbH (formerly Draloric Electronic GmbH) ("Company") in accordance with Section 3.1 of the Amended and Restated
Roederstein DM 104,315,990.20 Term Loan Agreement, dated as of
July __, 1994, among Company, certain Banks and Comerica Bank, a Michigan banking corporation, as Agent for the Banks (the "Agreement"), hereby requests Comerica Bank, in its capacity as Agent under the Agreement to refund or convert DM _______________/1 of the indebtedness evidenced on by the Term Notes with a Deutsche Mark-based Advance on ________________________, 19___./2

    The Interest Period for the requested Advance shall be _______________./3

B.   Application of Proceeds

    The proceeds of this Advance shall be applied to refund/convert/4 the following outstanding Advance(s)

- --------------
    1/ Insert amount of requested Advance. This amount, plus the amount of any other outstanding Indebtedness under the Term Notes to be then combined therewith having the same Interest Period, if any, shall not be less than DM 5,000,000 or $2,000,000, as applicable, unless the balance remaining outstanding on the Term Loan is less, in which case such lesser amount shall control, and at any time the Company shall not have more than 2 Interest Periods in effect with respect to the Term Loan.

    2/ Insert date at least four (4) Business Days after the date of Request. Such date must be the Business Day subsequent to the last day of the applicable Deutsche Mark-based Interest Period.

    3/ Insert, as applicable, "1 month", "2 months", "3 months" or "6 months".

    4/ Strike inapplicable term to indicate whether a conversion or refunding.

       56  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

        Type         Last Day of
         of           Interest            Principal
       Advance         Period            Outstanding
       -------        ----------         -----------


C.   Request Irrevocable

    Upon Agent's receipt of this Term Loan Rate Request, this
Term Loan Rate Request shall be irrevocable.

D.   Maturity Date

    Company shall not be entitled to request any Advance with an Interest Period ending after the Term Loan Maturity Date.

E.   Defined Terms

    Capitalized terms used herein, unless specifically defined to the contrary herein, have the meanings given them in the Agreement.

    Dated this _______ day of _____________________________, 19___.

                         VISHAY  BETEILIGUNGS GmbH



                                       By:_________________________

                                      Its:_________________________


(This form of Term Loan Rate Request (including footnotes) is subject in all respects to the terms and conditions of the Agreement which shall govern in the event of any inconsistencies or omissions.)

       57  -- EXHIBIT 10.3 (DM 104,315,990.20 TERM LOAN AGREEMENT)

                                   EXHIBIT "C"

                                   Percentages

     Comerica Bank                                             15.42%
     NationsBank of North Carolina, N.A.                       15.42%
     Berliner Handels-Und Frankfurter Bank                     11.67%
     Signet Bank Maryland                                      11.66%
     Bank Hapoalim, B.M.                                        8.33%
     CoreStates Bank, N.A.                                      8.33%
     ABN AMRO Bank N.V.                                         8.33%
     Credit Lyonnais New York Branch                            8.33%
     Bank Leumi le-Israel, B.M.                                 4.17%
     Credit Suisse                                              4.17%
     Meridian Bank                                              4.17%